Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Q3 Results

PHILADELPHIA – December 8, 2008 – The Pep Boys – Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, today announced the following results for the thirteen (third quarter) and thirty-nine weeks (nine months) ended November 1, 2008.

Operating Results

Third Quarter

Sales

Sales were $464.2 million as compared to $528.8 million in 2007. Comparable sales decreased 10.4%, including a 10.3% comparable merchandise sales decrease and an 11.0% comparable service revenue decrease.  In accordance with GAAP, merchandise sales includes merchandise sold through both our retail and service center lines of business, and service revenue is limited to labor sales. Re-categorizing Sales into the respective lines of business from which they are generated, comparable Service Center Revenue (labor plus installed merchandise and tires) decreased 8.2%, while comparable Retail Sales (DIY and Commercial) decreased 12.1%.

Net Loss

Net Loss was $7.3 million or ($0.14) per share (basic and diluted) as compared to a loss of $28.0 million or ($0.54) per share (basic and diluted) in 2007. Net Loss for the third quarter of 2007 included $50.0 million in pre-tax costs for an inventory write down, asset impairment, and increased legal reserves.

Nine Months

Sales

Sales were $1,462.3 million as compared to $1,620.4 million in 2007. Comparable sales decreased 7.8%, including an 8.1% comparable merchandise sales decrease and a 6.3% comparable service revenue decrease. In accordance with GAAP, merchandise sales includes merchandise sold through both our retail and service center lines of business, and service revenue is limited to labor sales. Re-categorizing Sales into the respective lines of business from which they are generated, comparable Service Center Revenue (labor plus installed merchandise and tires) decreased 3.2%, while comparable Retail Sales (DIY and Commercial) decreased 11.3%.

Net Earnings

Net Earnings were $2.8 million or $0.05 per share (basic and diluted) as compared to a Net Loss of $20.6 million or ($0.40) per share (basic and diluted) in 2007.

Commentary

“Our sales and operating results have been impacted by the decrease in miles driven and the general reduction in consumer spending.  To offset these trends, we continue to focus on implementing our strategic plan, serving our customers well, tightly controlling spending and promoting the fact that “Pep Boys Does Everything. For Less.” said CEO Mike Odell.  “Pep Boys is the place to go for great prices on tires, oil changes and automotive maintenance and repairs – whether the customer is a Do It Yourselfer or wants our ASE-certified technicians to do it for them.  With many dealerships and smaller shops currently closing, now is the time for the cost-conscious consumer to discover the value at Pep Boys.”

“Our liquidity position remains strong,” commented CFO Ray Arthur.  “As of the end of Q3 we had $38.4 million cash on hand, an undrawn revolving credit facility and no significant debt maturities due until 2013.  A year in advance of the December 9, 2009 maturity of our current revolving credit facility, we have secured commitments from a syndicate led by Bank of America for a $300 million replacement facility.  This facility is expected to close, subject to the satisfaction of customary closing conditions, before our fiscal year ends on January 31, 2009.”

Pep Boys has over 560 retail stores and approximately 6,000 service bays in 35 states and Puerto Rico. Along with its full-service vehicle maintenance and repair capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters.  The call for the third quarter will be broadcast live on Tuesday, December 9 at 8:30 a.m. ET over the Internet at the Investor Calendar Web site, located at http://www.investorcalendar.com.  To listen to the call live, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  Supplemental financial information will be available the morning of December 9 on Pep Boys’ Web site at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Ray Arthur, 215-430-9720

Media Contact: Peter Robinson, 215-430-9553

Internet:   http://www.pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	November 1, 2008	November 3, 2007

Total Revenues	$464,166,000	$528,761,000

Net Loss	$(7,282,000)	$(27,990,000)

Basic Earnings Per Share:
Average Shares	52,099,000	51,844,000

Net Loss	$(0.14)	$(0.54)

Diluted Earnings Per Share:
Average Shares	52,099,000	51,844,000

Net Loss	$(0.14)	$(0.54)

Thirty-nine weeks ended	November 1, 2008	November 3, 2007

Total Revenues	$1,462,252,000	$1,620,436,000

Net Earnings (loss)	$2,838,000	$(20,636,000)

Basic Earnings Per Share:
Average Shares	52,106,000	52,206,000

Net Earnings (loss)	$0.05	$(0.40)

Diluted Earnings Per Share:
Average Shares	52,189,000	52,206,000

Net Earnings (loss)	$0.05	$(0.40)